Exhibit 10.6
CONSULTING AGREEMENT
This Consulting Agreement (this “Agreement”) is made and entered into as of June 29, 2026 (the “Execution Date”), by and between Delek US Holdings, Inc., a Delaware corporation (the “Company”) and Denise McWatters (“Consultant”).
RECITALS
WHEREAS, Consultant served as Executive Vice President, General Counsel & Corporate Secretary of the Company pursuant to an Executive Employment Agreement dated February 3, 2021, as amended by the First Amendment effective November 6, 2024 (the “Employment Agreement”), which expires on June 30, 2026;
WHEREAS, the Company desires to secure the Consultant’s consulting services following the expiration of the Employment Agreement, and the Consultant desires to provide such services to the Company on the terms and conditions set forth herein;
WHEREAS, the Consultant has and will obtain certain confidential information of the Company and its Affiliates (as defined in the Employment Agreement) and the Consultant acknowledges and understands that, during the course of the performance of her services pursuant to this Agreement, the Consultant will become familiar with certain confidential information of the Company and its Affiliates which is exceptionally valuable to the Company and its Affiliates and vital to the success of the Company’s and its Affiliates’ business; and
WHEREAS, the Company and the Consultant desire to protect such confidential information from disclosure to third parties or use of such information to the detriment of the Company.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties hereto acknowledge and agree as follows:
SECTION 1– CONSULTING SERVICES

1.1Services. The Company hereby agrees to engage the Consultant to perform, and the Consultant hereby agrees to perform, such consulting services relating to the Company’s and its Affiliates’ Renewable Fuel Standard (“RFS”) strategy as may be requested by senior management of the Company from time to time (the “Consultant’s Services”). All legal services provided for the Company shall be the responsibility of the Company’s General Counsel and Consultant shall not be responsible for providing any legal services other than providing suggestions for the ongoing internal and external legal team as needed. The Consultant shall at all times perform her duties and discharge her responsibilities under this Agreement diligently and conscientiously, and to the best of her ability, and shall direct her efforts to further and maximize the business and interests of the Company and its shareholders, in accordance with sound business practices and applicable laws and regulations. The Consultant shall render the services in a timely and professional manner consistent with industry standards and in accordance with this Agreement. The Consultant may not subcontract or otherwise delegate her obligations under this Agreement without the Company’s prior written consent, provided

Consultant shall be authorized to collaborate with the Company’s approved outside counsel and Company employees who are working on RFS matters without obtaining prior written consent for each conversation. Subject to compliance with the Consultant’s obligations hereunder, the Consultant shall retain the sole control and discretion to determine the methods by which the Consultant performs the services and the places at which the equipment and supplies with which, and the hours during which such services are to be rendered.

1.2Term. The “Term” of this Agreement shall begin on July 1, 2026, and shall continue through June 30, 2028, unless earlier terminated by either party subject to the terms of this Agreement. The Term may be extended by the written agreement of both parties.

1.3Status as Independent Contractor. Nothing contained in this Agreement shall be construed as creating a relationship between Company and any of its Affiliates and Consultant other than that of independent contractor. Consultant shall not be deemed an agent of the Company or any of its Affiliates, and Consultant shall have no right, power or authority to act in any way in the name of the Company or its Affiliates.

1.4Company IT Equipment and Services. The Company shall issue to Consultant certain IT equipment, which Consultant shall use exclusively for the performance of the Consultant’s Services. The Company shall also provide Consultant with a Company email address and access to the Company’s email and network services. Consultant agrees to comply with all applicable Company IT security policies and procedures as communicated to Consultant from time to time. Following the expiration or earlier termination of this Agreement, Company shall have the option to direct Consultant to return the equipment or allow Consultant to remove all Company-related applications, licenses and Documents and keep said equipment.

SECTION 2– COMPENSATION

2.1Fees. In consideration of the Consultant’s Services to be provided by the Consultant, the Company shall pay the Consultant an amount equal to $20,833.33 (the “Monthly Fee”) per month during the Term of this Agreement, payable bi-annually in arrears on January 15 and July 15 or the first business day following such dates. Consultant is aware that from all fees paid herein Consultant will be obligated to pay any and all federal and state taxes. Additionally, Consultant will be eligible to earn additional compensation upon achievement of the objectives set forth on Schedule I during the Term. For the avoidance of doubt, the Monthly Fee, payments under Section 2.5 below, and the additional compensation set forth on Schedule I constitute the entirety of the compensation payable to Consultant under this Agreement, and Consultant hereby waives and releases any and all claims to payments under Section 10(d)(i) or any other provision of Section 10 of the Employment Agreement by reason of the expiration of the Employment Agreement, the execution or performance of this Agreement, or the transition of Consultant’s relationship with the Company from employee to independent contractor.

2.2Benefits. The Consultant and the Company acknowledge and agree that as the Consultant is an independent contractor, the Company shall not, and shall have no obligation to, by reason of this Agreement, provide the Consultant with any benefits (including, but not limited to, any health, disability, deferred compensation, severance, insurance, profit sharing, or pension benefits) pursuant to this Agreement. If, notwithstanding such specific intention and agreement, Consultant is finally adjudged to be an employee of Company by a court of competent jurisdiction, then to the maximum extent permitted by applicable law, such status shall not entitle Consultant to, and Consultant specifically waives entitlement to Company employee benefits including, but not limited to, medical, dental, life insurance, 401(k) program, stock option plans, stock purchase plan, vacation leave, sick leave, and holidays. For the avoidance of doubt, this Agreement does not affect Consultant’s (a) vested pension, 401(k) or retiree health benefits earned through her prior employment with the Company and (b) any benefits that specifically survived her employment by agreement, including, but not limited to the Indemnification Agreement between Consultant and the Company.

2.3Expenses. During the Term, the Consultant shall be reimbursed by the Company for all ordinary and necessary out-of-pocket expenses for travel, lodging, meals, or any other similar expenses incurred by the Consultant in performing the Consultant’s Services for the Company (including mileage reimbursement at the established IRS rate in the event Consultant is required to use her personal vehicle on Company business), to the extent that such expenditures meet the requirements of the Internal Revenue Code of 1986, as amended (the “Code”), for deductibility by the Company for federal income tax purposes and which are substantiated and documented by the Consultant as required by the Code and in accordance with policies established by the Company from time to time (i. e., Consultant must file with the Company a standard expense report using a form approved by the Company).

2.4Statements. Upon request by the Company, Consultant agrees to furnish the Company statements for any period in which Consultant has performed services for Company showing a summary of work performed for the Company and expenses incurred for which Consultant requests reimbursement. Such statements shall be sent by e-mail to the CEO with a copy to the CHRO or such other person as may be designated in writing to Consultant from time to time. Consultant further agrees to sign and deliver to Company upon request an IRS Form W-9 if needed, and Consultant certifies she is not subject to “backup withholding”.

2.5Effect on Equity Awards & Bonus.

2.5.1Time-Vesting RSUs. Notwithstanding the expiration of the Employment Agreement and the transition of Consultant’s relationship with the Company from employee to independent contractor at the beginning of the Term, and notwithstanding any earlier termination of this Agreement, all outstanding unvested time-vesting restricted stock unit awards held by the Consultant as of the beginning of the Term shall continue to vest in accordance with their existing vesting schedules through March 10, 2027, which is the final scheduled vesting date of such awards.

2.5.2Performance-Based RSUs. Outstanding performance-based vesting restricted stock unit awards (“PSUs”) shall be credited for service and performance purposes only through December 31, 2026. Following December 31, 2026, no further performance period credit, service credit, or accrual of any kind shall accumulate with respect to PSUs on account of service under this Agreement. Consultant shall be entitled to receive the vested performance awards based on actual Company performance for the applicable periods as determined by the Board or applicable committee in a manner consistent with the Company’s performance share vesting for senior executives. Such vested shares shall be paid at the time such performance shares are paid to the Company’s senior executives.

2.5.3Bonus Payment. Notwithstanding any earlier termination of this Agreement, Consultant shall be entitled to receive a prorated annual bonus for the period of January 1, 2026 through June 30, 2026, which shall be paid based on actual Company performance for the 2026 fiscal year as determined by the Board or applicable committee in a manner consistent with the Company’s annual bonus program for senior executives. Such prorated bonus shall be paid at the time annual bonuses for the 2026 fiscal year are paid to the Company’s senior executives.

SECTION 3– CONFIDENTIALITY AND RESTRICTIVE COVENANTS

3.1Confidentiality.

3.1.1Definition of Confidential Information. For the purposes of this Agreement, the term “Confidential Information” shall mean information, ideas and materials in any form that are not generally known to the public that (i) relate to (A) the Company or its Affiliates, including their customers, suppliers, vendors, employees, consultants, contractors and other persons with which the Company or its Affiliates may have relationships (collectively, “Related Persons”), or (B) the Company’s or its Affiliates’ past, present or future operations, or (ii) the Consultant received from or are made accessible by the Company, its Affiliates or their Related Persons. All information disclosed to the Consultant or to which the Consultant obtains access during any period of the Consultant’s service to the Company, whether pursuant to this Agreement or otherwise, or to which the Consultant obtains access by reason of any such service to the Company or its Affiliates, that the Consultant has a reasonable basis to believe is or may be Confidential Information, shall be presumed for purposes of this Agreement to be Confidential Information. The Company and the Consultant acknowledge and agree that the foregoing Confidential Information is extremely valuable to the Company and shall be deemed to be a “trade secret”. For the purposes of this Section 3.1, such information is “not generally known to the public” if it is not generally known to third parties who can obtain economic value from its disclosure and use and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality. In the event that any part of the Confidential Information becomes generally known to the public through legitimate origins (other than by the breach of this Agreement by the Consultant), that part of the Confidential Information shall no longer be deemed Confidential Information for the purposes of this Agreement, but the Consultant shall continue to be bound by the terms of this Agreement as to all other Confidential Information.

3.1.2Non-Disclosure of Confidential Information. The Consultant will not prior to, during, or after termination of, this Agreement, in any form or manner, directly or indirectly, divulge, disclose or communicate to any person, entity, firm, corporation or any other third party, or utilize for the Consultant’s personal benefit or for the benefit of any other person or organization, any Confidential Information.

3.1.3Delivery Upon Termination. Upon termination of this Agreement for any reason, the Consultant will promptly deliver to the Company or destroy all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, or any other documents which contain Confidential Information (collectively, the “Documents”).

3.1.4Duration of Confidentiality Obligations. The obligations, duties and liabilities of the Consultant pursuant to this Section 3 of this Agreement are continuing, absolute and unconditional and shall remain in full force and effect as provided herein despite any termination of this Agreement as follows: (a) with respect to trade secrets (as defined under the Defend Trade Secrets Act and applicable Tennessee law): indefinitely, or for so long as such information retains trade secret status under applicable law; (b) with respect to the Company’s attorney-client privileged communications: indefinitely, the attorney-client privilege being a right belonging to the Company as client that Consultant, as former counsel, has no authority to waive; and (c) with respect to all other obligations in this Section 3.1, for five (5) years after the termination or expiration of this Agreement.

3.2Non-Competition During the Term. During the Term, so long as Consultant is engaged by the Company, Consultant shall not, either as an individual or as an employee, officer, director, shareholder, partner, equity participant, sole proprietor, independent contractor, consultant, or in any other capacity, conduct, any business, or assist any person, in conducting any business that is directly or indirectly in competition with the Company or any of its parents, subsidiaries or Affiliates, anywhere in the world.

3.3Non-Interference with Commercial Relationships. During the Term and for a period of two years thereafter, Consultant will not, directly or indirectly, either as an individual or as an employee, officer, director, shareholder, partner, equity participant, sole proprietor, independent contractor, consultant or in any other capacity whatsoever approach or solicit any customer or vendor of Company for the purpose of causing, directly or indirectly, any such customer or vendor to cease doing business with the Company or its Affiliates, nor will Consultant engage in any other activity that interferes or could reasonably be expected to interfere in any material way with the commercial relationships between the Company and its Affiliates and such customers or vendors. The foregoing covenant shall be in addition to any other covenants or agreements to which Consultant may be subject. The foregoing is not intended to prohibit Consultant from engaging in the practice of law to the extent permitted by the conflicts rules of the American Bar Association.

3.4Non-Interference with Employment Relationships. During the Term and for a period of one year thereafter, Consultant shall not, without the Company’s prior written consent, directly or indirectly: (i) induce or attempt to induce any Company employee to terminate his/her employment with the Company; or (ii) interfere with or disrupt the Company’s relationship with any of its employees. The foregoing does not prohibit Consultant (personally or as an employee, officer, director, shareholder, partner, equity participant, sole proprietor, independent contractor, consultant or in any other capacity) from hiring or employing an individual or providing a reference for an individual that contacts Consultant on his/her own initiative without any direct or indirect solicitation by Consultant other than customary forms of general solicitation such as search firm solicitations without involvement by Consultant, newspaper advertisements or internet postings.

3.5Extent of Restrictions; Equitable Relief. Consultant acknowledges that the confidentiality obligations and other covenants and restrictions contained in this Section 3 correctly set forth the understanding of the parties at the time this Agreement is entered into, are reasonable and necessary to protect the legitimate interests of the Company, and that any violation will cause substantial injury to the business and goodwill of the Company for which monetary damages and remedies at law would be inadequate. In the event of violation of any provision of this Section 3, the Company shall be entitled, in addition to any other remedy and after at least ten days’ prior written notice, to preliminary or permanent injunctive relief without the posting of a bond or other security, and Consultant shall, in addition, pay to the Company the Company’s costs and expenses in enforcing such terms (including court costs and reasonable attorneys’ fees). If any court having jurisdiction shall find that any part of the restrictions set forth in this Section 3 are unreasonable in any respect, it is the intent of the parties that the restrictions set forth herein shall not be terminated, but that this Agreement shall remain in full force and effect to the extent (as to time periods and other relevant factors) that the court shall find reasonable.

SECTION 4– MISCELLANEOUS

4.1Termination.

4.1.1This Agreement shall be terminable by either party, with or without breach and for any reason, with at least 30 days’ notice. Except with respect to a termination for death or Disability under Section 4.1.2 or Material Breach under Section 4.1.3, if Consultant is terminated by Company prior to or within the first 12 months of the Term, Company shall pay Consultant the remaining balance of Monthly Fees for the first 12 months of the Term, which payment shall be made within thirty (30) days of the effective date of termination, and any additional compensation payable under Schedule I. If termination occurs any time after the first 12 months of the Term, no additional Monthly Fees are due. Regardless of the date of termination, the payment of any additional compensation shall be in accordance with Section 2.5 and Schedule I.

4.1.2This Agreement shall terminate automatically upon the death or Disability of the Consultant, and upon such termination all earned payment obligations of the

Company to Consultant as of the date of termination, including, without limitation, any additional compensation under Schedule I, shall be paid in accordance with this Agreement, and all unearned payment obligations of the Company to Consultant shall cease as of the date of termination, including, without limitation, any additional compensation under Schedule I. As used herein, “Disability” means Consultant’s inability to perform the Consultant’s Services, due to a physical or mental injury, illness or impairment for a period of (i) thirty consecutive days or (ii) an aggregate of sixty days (whether or not consecutive) in any 6-month period. If the Company and Consultant are unable to agree on whether a Disability exists, the doctor treating Consultant’s condition shall determine whether a Disability exists.

4.1.3In the event Company terminates this Agreement for a Material Breach at any time during the Term or Consultant terminates this Agreement during the last 12 months of the Term, all payment obligations of the Company to Consultant shall cease as of the date of termination, including, without limitation, any additional compensation under Schedule I, whether or not accrued or earned prior to such date, and Company’s sole liability to Consultant shall be to pay any unpaid amounts that were both fully earned and due and payable to Consultant hereunder prior to the effective date of termination.

4.1.4For purposes of this Agreement, “termination for Material Breach” means termination by the Company because of Consultant’s willful engagement in (a) illegal conduct or (b) conduct that involves significant disregard of Consultant’s obligations under this Agreement or of the Company’s legitimate business interests, including without limitation theft, material violation of the confidentiality provisions of this Agreement, willful destruction of Company property or deliberate falsification of records submitted to the Company.

4.1.5This Agreement shall terminate automatically upon a Change of Control, and upon such termination Consultant shall be entitled to payment as if this Agreement were terminated under Section 4.1.1. As used herein, “Change of Control” means the consummation of a merger or consolidation of the Company with any other corporation; provided, however, a Change of Control shall not be deemed to have occurred: (i) if such merger or consolidation would result in all or a portion of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) either directly or indirectly more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (ii) if the corporate existence of the Company is not affected and, following the merger or consolidation, the Directors of the Company prior to such merger or consolidation constitute at least a majority of the Board of Directors of the Company or the entity that directly or indirectly controls the Company after such merger or consolidation.

4.1.6Notwithstanding the termination or expiration of this Agreement, the obligations pursuant to Sections 1.3 (Status as Independent Contractor), 2.5 (Effect on

Equity Awards & Bonus), 3 (Confidentiality and Restrictive Covenants) in its entirety, 4.1 (Termination) and 4.10 (Section 409A) shall survive and remain binding on the parties. The Indemnification Agreement between the Company and Consultant dated January 13, 2021, shall also remain in full force and effect during the Term of this Agreement. Consultant shall also be named as an additional insured on the Company’s Director and Officer liability policies and all other insurance policies that cover actions by executives.

4.2Assignment. Except as provided in this Section 4.2, the Consultant and the Company acknowledge and agree that the covenants, terms and provisions contained in this Agreement and the rights of the parties hereunder cannot be transferred, sold, assigned, pledged or hypothecated; provided, however, that, subject to the termination provisions of Section 4.1.5, this Agreement shall be binding upon and inure to the benefit of the Company and any successor to or assignee of all or substantially all of the business and property of the Company.

4.3Entire Agreement. This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous negotiations, discussions, representations, and understandings relating thereto. This Agreement shall not be modified except in writing by the parties hereto.

4.4Severability. After giving effect to Section 3.5 with respect to the covenants in Section 3, if any phrase, clause or provision of this Agreement, whether or not in Section 3, is declared invalid or unenforceable by a court of competent jurisdiction, such phrase, clause or provision shall be deemed severed from this Agreement, but will not affect any other provisions of this Agreement, which shall otherwise remain in full force and effect.

4.5Notices. Any notices required to be sent by a party under this Agreement shall be given in writing and shall be deemed to have been duly given upon confirmation if given by email to Consultant at denise.mcwatters@gmail.com with cc to the email address provide by Company and to Company with email to the CEO and CHRO. If no email confirmation is received within 2 business days, notice shall be deemed given upon receipt for delivery in person or upon receipt for delivery if sent by registered prepaid US mail, FedEx, UPS or similar to the last known address of the other party. Company shall provide a courtesy text message to Consultant of any upcoming delivery when possible.

4.6Waiver. The waiver by the Company or the Consultant of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition hereof.

4.7Governing Law. This Agreement shall be governed by the laws of the State of Tennessee, without regard to any conflicts of law provisions.

4.8Consent to Jurisdiction. The Consultant agrees that any action or proceeding to enforce, or that arises out of, this Agreement may be commenced and maintained in the state courts of Davidson County, Tennessee, and the Consultant hereby waives any objection to the jurisdiction of said courts in any litigation arising hereunder on the basis that such court is an inconvenient forum or otherwise. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

4.9Counterpart Execution. This Agreement may be executed in multiple counterparts, each of which, when executed, shall be deemed an original, and all of which shall constitute one and the same instrument. A signature delivered by facsimile or other electronic transmission (including e-mail) will be considered an original signature.

4.10Section 409A. The parties intend that all payments under this Agreement either (a) are not “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or (b) comply with the applicable requirements of Section 409A. This Agreement shall be administered, construed, and interpreted in a manner to comply with Section 409A to the extent applicable.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Delek US Holdings, Inc.

By:   /s/ Sam Eljaouhari
Name:    Sam Eljaouhari
Title: CHRO

By:   /s/ Denise McWatters
Name: Denise McWatters
Title: Consultant

Schedules and Exhibits
Schedule I: Additional Compensation Objectives